                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


                                  by and among


                              AVIATION GROUP, INC.,

                      GENERAL ELECTRODYNAMICS CORPORATION,

                          OMEGA MANAGEMENT CORPORATION,

                                       and

                                 THOMAS J. SMITH


                                   dated as of


                                 August 13, 1998

                                TABLE OF CONTENTS


ARTICLE I - DEFINITIONS...........................................................................................1
         1.1          Definitions.................................................................................1
         1.2          Other Terms.................................................................................6
         1.3          Other Definitional Provisions...............................................................6

ARTICLE II - THE TRANSACTIONS.....................................................................................6
         2.1          Purchase and Sale of Target Interests.......................................................6

ARTICLE III - PAYMENT OF CONSIDERATION............................................................................6
         3.1          Target Purchase Price.......................................................................6
         3.2          Release of Obligations......................................................................6
         3.3          Employment Agreement........................................................................6

ARTICLE IV - REPRESENTATIONS AND WARRANTIES AS TO TARGET..........................................................7
         4.1          Organization and Good Standing..............................................................7
         4.2          Capitalization of Target....................................................................7
         4.3          Authorization and Validity of Agreement.....................................................7
         4.4          Consents and Approvals; No Violations.......................................................8
         4.5          Receivables and Payables....................................................................8
         4.6          Financial Statements; No Material Adverse Change............................................8
         4.7          Warranty Claims.............................................................................9
         4.8          Title to Properties; Encumbrances; Condition................................................9
         4.9          Contracts and Commitments...................................................................9
         4.10         Permits....................................................................................10
         4.11         Litigation.................................................................................11
         4.12         Taxes......................................................................................11
         4.13         Insurance..................................................................................11
         4.14         Intellectual Property......................................................................11
         4.15         Compliance with Laws.......................................................................11
         4.16         Employment Relations.......................................................................12
         4.17         Employee Benefits..........................................................................12
         4.18         Environmental Laws and Regulations.........................................................13
         4.19         Interests in Customers and Suppliers.......................................................14
         4.20         Compensation of Employees..................................................................14
         4.21         Suppliers and Customers....................................................................14
         4.22         Absence of Changes.........................................................................14
         4.23         Disclosure.................................................................................15
         4.24         Broker's or Finder's Fees..................................................................15
         4.25         Government Contracts.......................................................................15
         4.26         Copies of Documents........................................................................15
         4.27         Bank Accounts..............................................................................15
         4.28         Real Property..............................................................................15



ARTICLE V - SECURITIES REPRESENTATIONS AND WARRANTIES............................................................16
         5.1          Authorization and Validity of Agreement....................................................16
         5.2          Securities Laws............................................................................16
         5.3          Accredited Investor........................................................................16
         5.4          Knowledge and Experience...................................................................16
         5.5          Investment Purpose.........................................................................16
         5.6          Holding Period.............................................................................17
         5.7          Legend.....................................................................................17

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF GROUP.............................................................17
         6.1          Existence and Good Standing; Power and Authority...........................................17
         6.2          Capitalization.............................................................................17
         6.3          No Violations..............................................................................17
         6.4          Broker's or Finder's Fees..................................................................18
         6.5          Financial Statements; No Material Adverse Change...........................................18
         6.6          Securities Filings.........................................................................18
         6.7          Absence of Changes.........................................................................18
         6.8          Disclosure.................................................................................19
         6.9          Copies of Documents........................................................................19

ARTICLE VII - CONDITIONS TO THE OBLIGATIONS OF
         TARGET, SELLER AND SMITH................................................................................19
         7.1          Truth of Representations and Warranties....................................................20
         7.2          Performance of Agreements..................................................................20
         7.3          No Litigation Threatened...................................................................20
         7.4          Consents...................................................................................20
         7.5          Proceedings................................................................................20
         7.6          Legal Opinion..............................................................................20

ARTICLE VIII - CONDITIONS TO GROUP'S OBLIGATIONS.................................................................20
         8.1          Truth of Representations and Warranties....................................................20
         8.2          Performance of Agreements..................................................................21
         8.3          No Litigation Threatened...................................................................21
         8.4          Consents...................................................................................21
         8.5          Legal Opinion..............................................................................21
         8.6          Proceedings................................................................................21

ARTICLE IX - COVENANTS OF TARGET, SELLER AND SMITH...............................................................21
         9.1          Cooperation................................................................................21
         9.2          Conduct of Business........................................................................22
         9.3          Negative Covenants of Target and Seller....................................................22
         9.4          Exclusive Dealing..........................................................................23
         9.5          Review of the Assets.......................................................................23



         9.6          Consents...................................................................................23
         9.7          Further Assurances.........................................................................23

ARTICLE X - COVENANTS OF GROUP...................................................................................24
         10.1         Cooperation by Group.......................................................................24
         10.2         Books and Records; Personnel...............................................................24
         10.3         Further Assurances.........................................................................24
         10.4         Consents...................................................................................24

ARTICLE XI - THE CLOSING.........................................................................................25
         11.1         Time and Place.............................................................................25
         11.2         Obligations of Target, Seller and Smith....................................................25
         11.3         Group's Obligations........................................................................26

ARTICLE XII - TERMINATION........................................................................................26
         12.1         Termination................................................................................26
         12.2         Remedies Upon Default or Failure to Close..................................................27
         12.3         Effect on Obligations......................................................................27

ARTICLE XIII - SURVIVAL AND INDEMNIFICATION......................................................................28
         13.1         Indemnification of Seller..................................................................28
         13.2         Indemnification of Group by Seller and Smith...............................................28
         13.3         Demands....................................................................................29
         13.4         Right to Contest and Defend................................................................29
         13.5         Cooperation................................................................................30
         13.6         Right to Participate.......................................................................30
         13.7         Payment of Damages.........................................................................30
         13.8         Survival of Representations and Warranties.................................................30
         13.9         Limitations on Amount......................................................................30

ARTICLE XIV - MISCELLANEOUS......................................................................................30
         14.1         Notices....................................................................................30
         14.2         Governing Law..............................................................................31
         14.3         Entire Agreement; Amendments and Waivers...................................................31
         14.4         Binding Effect and Assignment..............................................................32
         14.5         Severability...............................................................................32
         14.6         Headings...................................................................................32
         14.7         Execution..................................................................................32
         14.8         Publicity..................................................................................32


SCHEDULES


Target Schedules

         Schedule 4.2          Target Stock
         Schedule 4.4          Consents and Approvals
         Schedule 4.5          Receivables and Payables
         Schedule 4.6          Material Adverse Change
         Schedule 4.7          Warranty Claims
         Schedule 4.8          Title to Properties
         Schedule 4.9          Contracts and Commitments
         Schedule 4.10         Permits
         Schedule 4.11         Litigation
         Schedule 4.12         Taxes
         Schedule 4.13         Insurance
         Schedule 4.14         Intellectual Property
         Schedule 4.17         Target Plans
         Schedule 4.18         Environmental
         Schedule 4.19         Interests in Customers and Suppliers
         Schedule 4.20         Employees
         Schedule 4.21         Suppliers and Customers
         Schedule 4.22         Absence of Changes
         Schedule 4.25         Government Contracts
         Schedule 4.27         Accounts

Group Schedules

         Schedule 6.5          No Material Adverse Change
         Schedule 6.7          Absence of Changes

EXHIBITS

         Exhibit A             Employment Agreement
         Exhibit B             Government Contracts
         Exhibit C             Terms and conditions of the release of Seller's and Smith's obligations
         Exhibit D             Opinion to be delivered by Jenkens & Gilchrist, a Professional Corporation
         Exhibit E             Opinion to be delivered by McLean & Sanders


                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement together with the exhibits and schedules referenced herein and attached hereto ("Agreement"), dated as of August 13, 1998, is by and among Aviation Group, Inc., a Texas corporation ("Group"), General Electrodynamics Corporation, a Texas corporation, formerly named Omega Acquisition Corporation ("Target"), Omega Management Corporation, a Texas corporation ("Seller") and Thomas J. Smith ("Smith").

                              W I T N E S S E T H:

         WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Target (the "Target Stock");

         WHEREAS, Smith owns all of the issued and outstanding shares of capital stock of Seller;

         WHEREAS, Seller desires to sell to Group, and Group desires to purchase from Seller, all of the Target Stock and the Shareholder Note Payable (as defined herein, and together with the Target Stock, the "Target Interests"), all in accordance with the terms and conditions set forth herein;

         NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. As used herein, the following terms have the meanings set forth below:

         "1998 Financials":  as defined in SECTION 4.6.

         "Affiliate": with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

         "Agreement": this Stock Purchase Agreement, as amended from time to time as provided herein, and all exhibits, schedules and ancillary documents hereto, except where the context clearly indicates otherwise.

         "Books and Records": all books, records, books of account, files and data (including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents used in or associated with the conduct of the Business or the ownership of the assets of Target, including personnel records and files.

         "Business": the manufacture, repair, and sale of precision weight measurement devices for the aviation and transportation industries, the headquarters of which are in Arlington, Texas, including an FAA-approved repair station licensed for limited application (aircraft weight and balance).

         "Business Day": any day excluding Saturday, Sunday and any day on which banks in Dallas, Texas are authorized or required by law or other governmental action to close.

         "Claim":  as defined in SECTION 13.3.

         "Closing":  as defined in SECTION 11.1.

         "Closing Date":  as defined in SECTION 11.1.

         "Code": the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

         "Contract": any written or oral contract, agreement or instrument relating to the Business, including, without limitation, supply contracts, customer agreements, any mortgages, leases of personal property, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which the Person referred to is a party or by which any of its assets may be bound, but excluding Leases and Employee Benefit Plans.

         "Damages":  as defined in SECTION 13.1.

         "Employment Agreement": the Employment Agreement, to be executed by Smith and Group at Closing, in the form attached as EXHIBIT A hereto.

         "Encumbrances": liens, security interests, pledges, proxies, shareholder agreements, voting agreements or trusts, options, rights of first refusal, easements, mortgages, deeds of trust, rights-of-way, restrictions, encroachments, licenses, leases, or any other encumbrances, claims and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto.

         "Environmental Claim": any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such

Environmental Law (cumulatively and for purposes of this definition, "Environmental Claims"), including without limitation (i) any and all Environmental Claims by governmental authorities for enforcement, cleanup, removal, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "Environmental Law": any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Comprehensive Environ mental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C.
Section 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 5101 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and relevant state and local laws.

         "Equipment": tools, devices, and other equipment used to manufacture, repair and sell precision weight measurement devices for the aviation and transportation industries; and all other tools, devices and equipment owned and used by Target in the conduct of the Business.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

         "Extension Fee": as defined in SECTION 12.1.2.

         "Final Termination Date":  as defined in SECTION 12.1.2.

         "GAAP": generally accepted accounting principles consistently applied (as such term is used in the American Institute of Certified Public Accountants Professional Standards) as of the date of any applicable financial statement or calculation.

         "Government Contracts": those certain contracts set forth on EXHIBIT B, attached hereto.

         "Group":  as defined in the preamble of this Agreement.

         "Group Balance Sheet": as defined in SECTION 6.5.

         "Group Balance Sheet Data": as defined in SECTION 6.5.

         "Group Financial Statements": as defined in SECTION 6.5.

         "Group Indemnitees":  as defined in SECTION 13.2.

         "Group Stock":  the common stock of Group, par value $0.01 per share.

         "Hazardous Materials": any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants," "regulated substances" or words of similar import under any applicable Environmental Law, including but not limited to any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, radon gas and urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls.

         "Intellectual Property": domestic and foreign patents, patent applications, registered and unregistered trademarks, licenses, service marks, trade names and logos, registered and unregistered copyrights, computer programs, data bases, trade secrets, methods, designs, processes, procedures, proprietary information and any other intangible property used in or associated with the conduct of a business and the ownership of any assets of a Person, including all rights to any such property which is owned by and licensed from others.

         "Inventory": all merchandise, supplies, stock in trade and other such assets of a Person held for sale or lease in the ordinary course of its business or to be furnished under contracts of service or held as work in process or to be used or consumed in its business.

         "Leases": any and all written and oral contracts, agreements, and commitments regarding the lease of real property.

         "Material Adverse Effect": a material adverse effect, determined in accordance with GAAP, on the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Target. Without limiting the foregoing, any event or series of events that constitutes a material adverse financial impact on Target of $25,000 or more for any single event or $50,000 or more in the aggregate, shall be deemed to constitute a Material Adverse Effect.

         "Permits": any license, permit, franchise, consent, approval or authority granted by any Person.

         "Permitted Encumbrances": (i) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Target in the operation of the Business, or (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and payable.

         "Person": any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof or any other legally recognized entity.

         "Qualified Plan": as defined in SECTION 4.18.

         "Schedules": the schedules of the parties in the context and as referenced throughout this Agreement.

         "Seller": as defined in the preamble of this Agreement.

         "Seller Indemnitees":  as defined in SECTION 13.1.

         "Shareholder Note Payable": Target's note payable to Smith, in the amount of $86,087.

         "Target":  as defined in the preamble of this Agreement.

         "Target Balance Sheets":  as defined in SECTION 4.6.

         "Target Balance Sheet Date":  as defined in SECTION 4.6.

         "Target Controlled Group": as defined in SECTION 4.18.

         "Target Financial Statements":  as defined in SECTION 4.6.

         "Target Interests":  as defined in the recitals of this Agreement.

         "Target Operating Facility":  as defined in SECTION 4.9.

         "Target Plan": as defined in SECTION 4.18.

         "Target Plan Fiduciary": as defined in SECTION 4.18.

         "Target Purchase Price":  as defined in SECTION 3.1.

         "Target Stock":  as defined in the recitals of this Agreement.

         "Tax": any net income, alternative or add-on minimum tax, advance, corporation, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

         1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement.

         1.3 Other Definitional Provisions.

                  1.3.1 The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

                  1.3.2 The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  1.3.3 The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

                  1.3.4 Reference to the "best knowledge" of a Person or words of similar import shall mean the actual or constructive best knowledge of such Person after reasonable due diligence by such Person as to the facts and circumstances addressed.


                                   ARTICLE II
                                THE TRANSACTIONS

         2.1 Purchase and Sale of Target Interests. Subject to the terms and conditions of this Agreement, Group agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver to Group, the Target Interests, free and clear of all Encumbrances, on the Closing Date against the receipt by Seller of the Target Purchase Price, as detailed below.

                                   ARTICLE III
                            PAYMENT OF CONSIDERATION

         3.1 Target Purchase Price. As payment for the Target Interests, Group shall pay or deliver as consideration (collectively the "Target Purchase Price") to Seller 112,029 shares of Group Stock.

         3.2 Release of Obligations. Group shall also release Seller's and Smith's obligations as guarantors or otherwise, in accordance with the terms and conditions set forth on EXHIBIT C, and assets as collateral of Target's long-term debt and revolving credit facility.

         3.3 Employment Agreement.

                  (a) Group agrees to cause Target to engage Smith as an employee for three years pursuant to the form of Employment Agreement attached hereto as EXHIBIT A (the "Employment Agreement").

                  (b) Group agrees to appoint Smith to the position of President, Chief Operations Officer and director of Group at the Closing. As of the Closing, Smith, Rick Morgan and Lee Sanders will constitute the Executive Committee of Group.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES AS TO TARGET

         Target, Seller and Smith hereby represent and warrant, jointly and severally, to Group as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite power and authority to carry on the business in which it is engaged and to own the properties it owns. Target is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary.

         4.2 Capitalization of Target.

                  4.2.1 The entire authorized capital stock of Target consists of 100,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding, fully paid and nonassessable and held beneficially and of record by Seller. Such outstanding shares are owned beneficially and of record by Seller, free and clear of all Encumbrances and rights of others other than as set forth in SCHEDULE 4.2.1.

                  4.2.2 The shares of Target Stock held beneficially and of record by Seller represent all of the issued and outstanding capital stock of Target. There are no outstanding subscriptions, options, convertible securities, indebtedness convertible into equity securities, warrants, calls or rights of any kind (issued, contracted for, granted by, or binding upon Target) to purchase or otherwise acquire any security of or equity interest in Target. Seller has full legal right to transfer the Target Interests pursuant to the terms of this Agreement and will, upon delivery of the Target Interests to Group pursuant to the terms hereof, transfer to Group good and valid title to the Target Interests free and clear of all liens, security interests, claims, charges, Encumbrances, rights, options to purchase, voting trusts or other voting agreements and calls and commitments of every kind affecting the Target Interests.

         4.3 Authorization and Validity of Agreement. Target has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Target, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Target and no other action on the part of Target is necessary to authorize the execution, delivery and performance of this Agreement by Target and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Target and is a valid and binding obligation of Target enforceable against Target in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         4.4 Consents and Approvals; No Violations. To the extent that all of the assets remain the property of Target, the execution, delivery and performance of this Agreement by Target and Seller and the consummation by Target and Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (i) violate, conflict with, or result in a breach or default under any provision of the Articles of Incorporation or bylaws of Target; (ii) to the best knowledge of Target, Seller and Smith, violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Target or by which any of its properties or assets may be bound; (iii) to the best knowledge of Target, Seller and Smith, require any filing by Target with, or require Target to obtain any permit, consent or approval of, or require Target or Seller to give any notice to, any governmental or regulatory body, agency or authority or any third party other than as set forth on SCHEDULE 4.4 attached hereto; or (iv) other than as set forth on
SCHEDULE 4.4 attached hereto, result in a violation or breach by Target of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Target (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the properties or assets of Target under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, Permit, Contract, lease, franchise agreement or other instrument or obligation to which Target is a party, or by which it or any of its properties or assets may be bound.

         4.5 Receivables and Payables. SCHEDULE 4.5 lists all notes receivable, notes payable, accounts receivable and accounts payable of Target. Except as reflected on SCHEDULE 4.5, all notes receivable and accounts receivable of Target are, and such notes and accounts receivable at the Closing Date will be,
(i) bona fide claims against debtors for debts, sales, work performed or other charges, (ii) to the best knowledge of Target, Seller and Smith, subject to no defenses, set-offs or counterclaims, and (iii) to the best knowledge of Target, Seller and Smith, collectible. Except as reflected on SCHEDULE 4.5, all notes payable and accounts payable of Target are, and such notes and accounts payable at the Closing Date will be, bona fide claims by creditors for debts, sales, work performed, or other expenses incurred by Target.

         4.6 Financial Statements; No Material Adverse Change. Target has heretofore furnished Group with the financial statements of Target as of August 31, 1997, in the form of balance sheets (the "Target Balance Sheets"), and income statements and statements of cash flows for the year then ended (together with the Balance Sheets, the "Target Financial Statements"). Target has also heretofore furnished Group with the unaudited interim financial statements of Target as of and for the fiscal year ended May 31, 1998 (the "1998 Financials"). The 1998 Financials and the Target Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of Target at the dates thereof and the results of operations and cash flow of Target for the periods indicated. Except as set forth on SCHEDULE 4.6 attached hereto or for changes that would not have a Material Adverse Effect, since August 31, 1997 (the "Target Balance Sheet Date"), there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, of Target.

         4.7 Warranty Claims. Except as set forth on SCHEDULE 4.7 attached hereto, as of the date hereof, there are no warranty claims relating to products at any time sold or services at any time performed by Target pending or, to the best knowledge of Target, Seller and Smith, threatened, which would have a Material Adverse Effect.

         4.8 Title to Properties; Encumbrances; Condition. Except as set forth on SCHEDULE 4.8 or on any of the other Schedules hereto and except for properties and assets reflected in the Target Financial Statements or acquired since the Target Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business, Target owns outright, and has, and shall at the Closing have, full legal and beneficial title to all of its assets, in each case subject to no Encumbrances except for Permitted Encumbrances. The assets of Target consist of all properties and assets necessary to operate the Business in the manner it has been operated prior to the date hereof. Except as set forth on
SCHEDULE 4.8, each asset of Target, including without limitation all Equipment, is in good operating condition and repair, subject to ordinary wear and tear, and, to the best knowledge of Target, Seller and Smith, has been maintained in accordance with the manufacturers' specifications, and each asset is, to the best knowledge of Target, Seller and Smith, in compliance with all applicable federal and state laws and regulations. Target's Inventory consists of items of a quality and quantity usable or saleable in the regular course of business of Target.

         4.9 Contracts and Commitments. Except as otherwise described hereunder and except as specifically identified on SCHEDULE 4.9:

                  4.9.1 Target is not a party to or bound by any loan, credit or similar agreement or any indenture, trust agreement or other instrument relating to any issue of bonds, debentures, notes or other evidences of indebtedness or creating any lien, encumbrance or charge on any of Target's assets;

                  4.9.2 There are no bonus, pension, profit-sharing, retirement, stock option, stock purchase, deferred compensation, hospitalization or insurance plans, or vacation or severance pay plans, or any other plans or arrangements providing benefits to officers, agents or employees of Target;

                  4.9.3 Target does not have any collective bargaining agreement with any labor union or association or any employment contract or other binding agreement relating to the employment of any of its employees;

                  4.9.4 Target is not a party to any joint venture agreement or other agreement involving the sharing of profits relating to the Business and/or its assets;

                  4.9.5 Target is not a party to any (i) contracts or commitments for capital expenditures outside the ordinary course of business or involving obligations on the part of Target in amounts inconsistent with those incurred by Target in the ordinary course of business in accordance with Target's prior operation of the Business,
         (ii) lease under which personal property is leased to or from Target and which is not cancelable by Target without penalty upon notice of thirty days or less or pursuant to which rentals payable by or to Target, either individually or in the aggregate, substantially exceed amounts previously incurred by Target in the ordinary course of business, (iii) continuing contract for the future purchase of Inventory or other materials, supplies, machinery or equipment in excess of the requirements of the Business conducted in the ordinary course, (iv) other contract or agreement which involves an obligation on the part of Target, either individually or in the aggregate, in excess of amounts previously incurred by Target in the ordinary course of business, or
         (v) agreement not made in the ordinary course of business;

                  4.9.6 There are no agreements, notes, mortgages, leases, franchises, permits, orders, judgments or decrees to which Target is a party or by which Target or any of its assets are bound, which contain any provision which would (i) be violated or contravened by, (ii) cause acceleration of any obligation of Target as a result of, or (iii) cause or permit the forfeiture of any right or benefit of Target by reason of, the execution or performance of this Agreement;

                  4.9.7 Target is not party to any Contract limiting the freedom of Target to engage in any line of business or to compete with any Person;

                  4.9.8 Target is not a party to any agreement which involves $50,000 or more and is not cancelable without penalty within thirty days; and

                  4.9.9 There are no persons holding powers of attorney from, or otherwise authorized to act on behalf of, Target with respect to the Business or Target's assets except for its respective officers and other management personnel regularly performing their assigned business functions.

         Except as specifically identified on SCHEDULE 4.9, Target and Seller have no knowledge that any Contract or other obligation to which Target is bound, individually or in the aggregate: (i) will result in a material loss to Target after the Closing Date; (ii) cannot readily be performed or fulfilled on time without undue or unusual expenditure of money or effort by Target after the Closing Date, or (iii) under which there exists a default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such default or event would not cause a Material Adverse Effect. Also set forth on SCHEDULE 4.9 is a list of all proposals, except proposals made by Target's sales people in the ordinary course of business, submitted by Target to any third party that, if accepted by such third party, would require disclosure on SCHEDULE 4.9.

         A true copy of each written Contract as well as all other documents evidencing any commitment of Target required to be set forth on any Schedule hereto has been or will be delivered to Group by Target no later than five (5) days after execution of this Agreement.

         4.10 Permits. All Permits required in connection with the use, operation or ownership of Target's assets and the conduct of the Business as currently conducted are listed on SCHEDULE 4.10.

         4.11 Litigation. Except as set forth on SCHEDULE 4.11, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of Target, Seller and Smith, threatened, against or affecting Target or its properties or rights, and Target and Seller do not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or to the best knowledge of Target and Seller, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Without exception as to materiality or otherwise, SCHEDULE 4.11 lists all claims, if any, that have ever been filed with the FAA with respect to Target and/or the operation of the Business.

         4.12 Taxes. All federal, state, county, local and other Taxes that are due or will be due and payable by Target on or before the Closing Date have been paid timely, including, without limitation, all estimated Taxes. All Tax returns and reports required to be filed with all Taxing authorities, and all deposits required by law to be made with respect to (i) Target's employees' withholding taxes, and (ii) the operations of Target have been timely made. There are no agreements for the extension of time for the assessment or payment of any amounts of Tax except as set forth on SCHEDULE 4.12 attached hereto, and Target has not been requested to enter into any such agreement or waiver. Except as set forth on SCHEDULE 4.12, no assessments of Tax deficiencies have been made against Target, and no examination is pending by the Internal Revenue Service or any other Taxing authority with respect to any of such Tax returns or reports. The Target Balance Sheet reflects and includes adequate provisions determined in accordance with generally accepted accounting principles consistently applied for the payment in full of any and all Taxes of Target for the period covered thereby and all prior periods. Target is not now nor has it ever been a party to any tax allocation or sharing agreement that could result in any liability to Target.

         4.13 Insurance. Set forth on SCHEDULE 4.13 is a complete list of insurance policies that Target maintains with respect to its respective businesses, properties or employees. Such policies are in full force and effect and are free from any event which gives rise to a right of termination on the part of the insurance carriers. In the judgment of Target, Seller and Smith, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which Target and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

         4.14 Intellectual Property. SCHEDULE 4.14 sets forth all Intellectual Property owned by Target. The operation of the Business as currently operated requires no rights under Intellectual Property other than rights under Intellectual Property listed on SCHEDULE 4.14 and rights granted to Target pursuant to agreements listed on SCHEDULE 4.14. Except as otherwise set forth on
SCHEDULE 4.14, Target owns all right, title and interest in the Intellectual Property. No claim has been made and no litigation is pending or, to the best knowledge of Target, Seller and Smith, threatened wherein Target has been or is accused of infringing or otherwise violating the intellectual property rights of another, or of breaching a contract conveying intellectual property rights.

         4.15 Compliance with Laws. To the best knowledge of Target, Seller and Smith, Target is in compliance with all applicable laws, regulations, orders, judgments and decrees applicable to the Business, except where any noncompliance would not have a Material Adverse Effect.

         4.16 Employment Relations. No collective bargaining agreement is in existence with respect to Target's employees or is currently being negotiated by Target.

         4.17 Employee Benefits.

                  4.17.1 SCHEDULE 4.17 lists all of the Target Plans. Except as described in SCHEDULE 4.17, neither Target nor any other organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o), of the Code of which Target is a member (the "Target Controlled Group") has any obligation, contingent or otherwise, covering any of their employees under any employment or consulting agreement or under any executive or employee's compensation plan, agreement or arrangement including, without limitation, any "employee welfare benefit plan" as defined in
         Section 3(1) of ERISA, or any other pension, retirement, profit sharing, stock option, stock purchase, bonus, savings plan, health, welfare or other employee or former employee benefit plan, program, policy or arrangement (collectively referred to herein as "Target Plans"). Neither Target nor any members of the Target Controlled Group currently sponsors or maintains or has over the prior six (6) years maintained or sponsored any "employee pension benefit plan" as defined in Section 3(2) of ERISA which is subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code. There is no voluntary employees' beneficiary association which is implementing any Target Plan. Except as disclosed in SCHEDULE 4.17, neither Target nor any member of the Target Controlled Group nor any fiduciary now or previously acting pursuant to any Target Plan ("Target Plan Fiduciary") has breached or otherwise failed to comply with any provision of any Target Plan, and there are no written and filed claims (other than for benefits in the ordinary course) grievances, audits, investigations or suits pending against Target, any member of the Target Controlled Group or any Target Plan Fiduciary under any Target Plan. Target has delivered copies of the following to the Group: (i) collective bargaining agreements or other such contracts relating to the benefits under any Target Plan and (ii) Forms S-8, if any (including any amendments thereto), for any Target Plan.

                  4.17.2 SCHEDULE 4.17 identifies each of the Target Plans which purports to satisfy the requirements of Section 401(a) of the Code ("Qualified Plans"). A copy of each Qualified Plan and of the most recent determination by the Internal Revenue Service with respect to each of the Qualified Plans has been provided to Group. All of such determination letters remain in effect and have not been revoked. Except as described in the SCHEDULE 4.17, no Qualified Plan has been amended since the issuance of the most recent determination letter. Except as disclosed in SCHEDULE 4.17, in all material respects each Qualified Plan has been administered according to its terms, except for those terms which are inconsistent with the changes required by the Code and any regulations and rulings promulgated thereunder for which changes are not yet required to be made, in which case each Qualified Plan has been administered in accordance with the provisions of the Code and such regulations and rulings, and neither the Company nor any member of the Target Controlled Group or any Target Plan Fiduciary of any Qualified Plan has taken any action which could adversely affect the qualified status of any Qualified Plan or any related trust.

                  4.17.3 With respect to any Target Plan which is an "employee welfare benefit plan" (within the meaning of ERISA Section 3(1)): (i) each Target Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in the Code Section 4976(b)) which would subject Target or any member of the Target Controlled Group or Group to any taxes under Code Section 4976(a); (iii) each Target Plan which is a group health plan (as such term is defined in Code Section 162(i)(2)) complies and has complied with the applicable requirements of Code Section 4980B; and (iv) Target and each member of the Target Controlled Group has complied with the reporting and disclosure requirements of ERISA for reports and disclosures required to be reported or disclosed prior to or as of the date hereof. Neither Target nor the Target Controlled Group maintains any post-retirement health and life insurance plans for employees and retirees. Target has no commitment, whether formal or informal and whether legally binding or not, to create any additional Target Plan or to amend or modify any Target Plan. No benefits will become payable under any Target Plan as a result of the consummation of the transactions contemplated hereby. Neither Target nor any member of the Target Controlled Group has made or is obligated to make any nondeductible contribution to any Target Plan.

                  4.17.4 The transaction contemplated by this Agreement together with any amounts paid or payable by Target, or any member of the Target Controlled Group has not resulted in and will not result in payments to "disqualified individuals" (as defined in Section 280G(c) the Code) of Target or the Target Controlled Group which, individually or in the aggregate, will constitute "excess parachute payments" (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

         4.18 Environmental Laws and Regulations. Except as set forth on
SCHEDULE 4.18, (i) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, the real property owned, leased or used by Target, its authorized agents or its independent contractors (including suppliers) or any property adjoining such real property, (ii) Hazardous Materials have not been disposed, discharged, injected, spilled, leaked, leached, dumped, emitted, escaped, emptied, allowed to seep, placed and the like, into or upon any land or water or air, or otherwise allowed to enter into the environment (collectively, "Releases") by Target, its authorized agents or its independent contractors (including suppliers) on such real property or any other property, (iii) Target is, to the best knowledge of Target, Seller and Smith, in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to such real property and to Target's operations conducted thereon, (iv) there are no pending or, to the best knowledge of Target, Seller and Smith, threatened Environmental Claims against Target or involving such real property, (v) there are no facts or present or past circumstances, conditions or occurrences on such real property known to Target, Seller or Smith that reasonably could be anticipated (A) to form the basis of an Environmental Claim against Target or any owner or operator of such real property, or (B) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law, (vi) there are not now and, to the best knowledge of Target, Seller and Smith, there never have been any underground storage tanks located on such real property, and (vii) Target has not in the ordinary course of business transported, treated, disposed of or stored Hazardous Materials.

         4.19 Interests in Customers and Suppliers. Except as set forth on
SCHEDULE 4.19 attached hereto, Target does not possess, directly or indirectly, any financial interest in, nor is any Person associated with Target a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of Target.

         4.20 Compensation of Employees. Set forth on SCHEDULE 4.20 is a complete list of all employees of Target showing (i) such individuals' total compensation from Target for the fiscal year ended on the Target Balance Sheet Date and (ii) compensation and salary rates for the current fiscal year. Except as set forth on SCHEDULE 4.20, no employee of Target has been promised a bonus or an increase in salary to take effect subsequent to the date hereof.

         4.21 Suppliers and Customers. The relationship of Target with each of such suppliers and customers as of the date of this Agreement is, to the best knowledge of Target, Seller and Smith, a good commercial working relationship, and except as set forth on SCHEDULE 4.21, no significant supplier or customer has canceled or otherwise terminated or, to the best knowledge of Target, Seller and Smith, threatened to cancel or otherwise terminate its relationship with Target since the beginning of the latest full fiscal year of Target.

         4.22 Absence of Changes. Except as set forth on SCHEDULE 4.22, since the Balance Sheet Date there has not been any:

                  4.22.1 sale, assignment, pledge, hypothecation or other transfer of any of Target's assets or properties except in the ordinary course of business as conducted since that date;

                  4.22.2 any Material Adverse Effect or any condition or contingency that might reasonably be expected to result in any Material Adverse Effect;

                  4.22.3 termination of or material amendment to any Contract except as reflected by any applicable Schedule;

                  4.22.4 increase in compensation payable or paid to, or any employment, bonus or compensation agreement entered into with, any officer, director, employee, agent or independent contractor of Target other than in the ordinary course of business;

                  4.22.5 declaration or making, or agreement to declare or make, any payment of dividends or distributions of any assets of any kind or purchase, redemption or other acquisition, or agreement to purchase, redeem or otherwise acquire, directly or indirectly, any of Target's outstanding capital stock; or merger, consolidation, conversion or agreement to merge or consolidate with or convert into any other entity;

                  4.22.6 agreement or arrangement creating any preferential rights to purchase any of Target's capital stock or membership interests or assets or requiring the consent of any party to the transfer or assignment of any of Target's capital stock or assets;

                  4.22.7 other than in the ordinary course of business, a material change in the amount of all notes and accounts receivable of Target or other fees or debts due to Target or the allowances with respect thereto, or the payables of Target to trade accounts and other creditors by Target, from that reflected in the Balance Sheet;

                  4.22.8 other Contract or transaction entered into or agreed to by Target other than in the ordinary course of business; or

                  4.22.9 agreement by Target to do any of the things described in the preceding SECTIONS 4.22.1 through 4.22.8, except as contemplated in this Agreement.

         4.23 Disclosure. To the best of Target, Seller and Smith, this Agreement, the Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered by Target or Seller in accordance with the terms hereof do not contain any untrue statement of a material fact the existence of which results or reasonably could be expected to result in a Material Adverse Effect.

         4.24 Broker's or Finder's Fees. No Person acting on behalf of Target or Seller is, or will be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby. Seller agrees to indemnify and hold harmless Group and Target from any losses or liabilities that may arise as a result of any reasonable claims, demands or causes of action for any such fee or commission.

         4.25 Government Contracts. Except as set forth on SCHEDULE 4.25, Target does not have any Contracts with any agency of the Government of the United States or supply any services to any of the military services of the United States or the Department of Defense or have a facility security clearance under the Department of Defense Industrial Security Program.

         4.26 Copies of Documents. To the best knowledge of Target, Seller and Smith, Target and Seller have made available for inspection and copying by Group and its advisers, true, complete and correct copies of all documents referred to in this ARTICLE IV or in any Schedule attached hereto.

         4.27 Bank Accounts. Attached as SCHEDULE 4.27 is a true and complete listing of all bank accounts, savings accounts, brokerage accounts and investment accounts and for each of such accounts the names of the individuals authorized to withdraw funds or investments from such account.

         4.28 Real Property. Target leases one building, which is identified by Target as 8000 Calendar Road, Arlington, Texas 76017, from Linda Haggard Brookshire ("Landlord"), pursuant to a lease (the "Lease"), a true copy of which has been delivered to Group by Target. The building leased by Target for use in connection with the operation of the Business (the "Target Operating Facility") is in good operating condition, and in a state of good maintenance and repair, subject to ordinary wear and tear. Target, Seller and Smith represent and warrant to Group that the Lease shall not go into default as a result of the purchase by Group of the Target Interests. The Target Operating Facility has adequate rights of ingress and egress for operation of the Business in the ordinary course. No condemnation or similar proceeding is pending or, to the best knowledge of Target and Seller, threatened, that would preclude or impair the use of the Target Operating Facility as used in the prior operation of the Business.


                                    ARTICLE V
                    SECURITIES REPRESENTATIONS AND WARRANTIES

         Seller and Smith represent and warrant to Group as follows:

         5.1 Authorization and Validity of Agreement. Seller and Smith have full legal capacity to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and Smith and is a valid and binding obligation of Seller and Smith in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         5.2 Securities Laws. Seller and Smith acknowledge that the Group Stock to be issued by Group hereunder constitutes securities under the Securities Act of 1933, as amended ("Securities Act"), and the applicable state securities laws (collectively, with the Securities Act referred to as the "Acts") and has not been registered for sale to Seller under the Securities Act or the Acts in reliance on available exemptions from the registration requirements thereof.

         5.3 Accredited Investor. Seller and Smith are "accredited investors" as that term is defined in Section 501 of Regulation D promulgated under the Securities Act.

         5.4 Knowledge and Experience. Seller and Smith have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their participation in the transactions contemplated hereby. Seller and Smith have had access to and an opportunity to inspect all relevant information relating to Group sufficient to enable Seller and Smith to evaluate the merits and risks of their participation in such transactions. Seller and Smith also have had adequate opportunity to ask questions and receive answers respecting, and to obtain such additional information as they have desired regarding, the business, financial condition and affairs of Group.

         5.5 Investment Purpose. The acquisition by Seller and Smith of securities of Group issued hereunder is for their respective accounts, is for investment purposes, and is without a view to, and not for offer or sale for Group in connection with, any distribution of securities of Group. Seller and Smith are not participating and does not have a participation in any such distribution or the underwriting of any such distribution.

         5.6 Holding Period. Seller and Smith understand that the securities of Group to be issued hereunder must be held for an indefinite period of time and cannot be sold or transferred unless such securities are subsequently registered under the Acts or exemptions from the registration requirements thereof are available. Rule 144 of the Securities and Exchange Commission permits a sale after one year in compliance with that rule.

         5.7 Legend. Seller and Smith acknowledge that Group will place on the certificates representing securities to be issued by Group hereunder a legend stating that such securities have not been registered under the Acts and setting forth or referring to the restrictions on the transfer ability and sale thereof.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF GROUP

         Group hereby represents and warrants to Seller and Smith as follows:

         6.1 Existence and Good Standing; Power and Authority. Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Group has full corporate power and authority to make, execute, deliver and perform this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all required corporate action of Group. This Agreement has been duly executed and delivered by Group and is a valid and binding obligation of Group enforceable against Group, in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         6.2 Capitalization. The authorized capital stock of Group consists of 15,000,000 shares of capital stock, of which 10,000,000 shares are common stock, par value $0.01 per share, and 5,000,000 are preferred stock, par value $0.01 per share. Group currently has 3,029,446 shares of common stock that are issued and outstanding. When issued and paid for in accordance with the terms of this Agreement, the shares of Group Stock to be issued to Seller and Smith shall be fully paid and nonassessable.

         6.3 No Violations. The execution, delivery and performance of this Agreement by Group and the consummation by Group of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (i) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of Group; (ii) to the best knowledge of Group, violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Group or by which any of its properties or assets may be bound; (iii) to the best knowledge of Group, require any filing by Group with, or require Group to obtain any permit, consent or approval of, or require Group to give any notice to, any governmental or regulatory body, agency or authority or any third party; or (iv) result in a violation or breach by Group of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Group (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Group pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Group is a party, or by which Group or any of its properties or assets may be bound.

         6.4 Broker's or Finder's Fees. If any Person acting on behalf of Group is, or will be, entitled to any fee, commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby, each party shall be responsible for paying his or her own fees.

         6.5 Financial Statements; No Material Adverse Change. Group has heretofore furnished Target or its representatives with the audited financial statements of Group as of March 31, 1998 for the nine-month period then ended. In addition, Group has heretofore furnished Target or its representatives with the unaudited financial statements of Group as of March 31, 1998, in the form of a balance sheet (the "Group Balance Sheet"), and an income statement and statement of cash flows for the six-month period then ended relating to the audited balance sheet (together with the Balance Sheet, the "Group Financial Statements"). The Group Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of Group at the dates thereof and the results of operations and cash flow of Group for the period indicated. Except as set forth on SCHEDULE 6.5 attached hereto or for changes that would not have a Material Adverse Effect, since March 31, 1998 (the "Group Balance Sheet Date"), there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, of Group.

         6.6 Securities Filings. Group has filed all forms, reports and documents required to be filed with the SEC, and as of the Closing Date has made available to Target, in the form filed with the SEC, its Form 10-KSB annual report for the year ended December 31, 1997 and its Form 10-QSB quarterly report for the period ended March 31, 1998 (the "Group SEC Reports"). The Group SEC Reports (i) were prepared in accordance with the requirements of applicable law and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         6.7 Absence of Changes. Except as set forth on SCHEDULE 6.7, since the Group Balance Sheet Date there has not been any:

                  6.7.1 sale, assignment, pledge, hypothecation or other transfer of any of Group's assets or properties except in the ordinary course of business as conducted since that date;

                  6.7.2 any Material Adverse Effect or any condition or contingency that might reasonably be expected to result in any Material Adverse Effect;

                  6.7.3 termination of or material amendment to any Contract or Lease except as reflected by any applicable Schedule;

                  6.7.4 increase in compensation payable or paid to, or any employment, bonus or compensation agreement entered into with, any officer, director, employee, agent or independent contractor of Group other than in the ordinary course of business;

                  6.7.5 declaration or making, or agreement to declare or make, any payment of dividends or distributions of any assets of any kind or purchase, redemption or other acquisition, or agreement to purchase, redeem or otherwise acquire, directly or indirectly, any of Group's outstanding capital stock; or merger, consolidation or agreement to merge or consolidate with any other entity;

                  6.7.6 agreement or arrangement creating any preferential rights to purchase any of Group's capital stock or assets or requiring the consent of any party to the transfer or assignment of any of Group's capital stock or assets;

                  6.7.7 other than in the ordinary course of business, a material change in the amount of all notes and accounts receivable of Group or other fees or debts due to Group or the allowances with respect thereto, or the payables of Group to trade accounts and other creditors by Group, from that reflected in the Group Balance Sheet;

                  6.7.8 other Contract or transaction entered into or agreed to by Group other than in the ordinary course of business; or

                  6.7.9 agreement by Group to do any of the things described in the preceding SECTIONS 6.7.1 through 6.7.8, except as contemplated in this Agreement.

         6.8 Disclosure. To the best knowledge of Group, this Agreement, the Group Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered by Group in accordance with the terms hereof do not contain any untrue statement of a material fact the existence of which results or reasonably could be expected to result in a Material Adverse Effect.

         6.9 Copies of Documents. To the best knowledge of Group, Group has made available for inspection and copying by Target and its advisers, true, complete and correct copies of all documents referred to in this ARTICLE VI or in any Schedule attached hereto.

                                   ARTICLE VII
                        CONDITIONS TO THE OBLIGATIONS OF
                            TARGET, SELLER AND SMITH

         The obligations of Target, Seller and Smith under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Target, Seller and Smith) on or prior to the Closing Date of all of the following conditions:

         7.1 Truth of Representations and Warranties. The representations and warranties of Group contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Group shall have delivered to Target, Seller and Smith on the Closing Date a certificate of an authorized officer of Group, dated the Closing Date, to such effect.

         7.2 Performance of Agreements. Each and all of the agreements and covenants of Group to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects, and Group shall have delivered to Target, Seller and Smith a certificate of an authorized officer of Group, dated the Closing Date, to such effect and evidencing the incumbency of all officers executing any documents in connection with the Closing.

         7.3 No Litigation Threatened. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Group shall have delivered to Target, Seller and Smith a certificate of an authorized officer of Group, dated the Closing Date, to such effect to the best knowledge of such officer.

         7.4 Consents. All governmental and third party consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

         7.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Target and its counsel, and Target shall have received copies of all such documents and other evidence as they or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         7.6 Legal Opinion. Group shall have delivered to Target the opinion of Jenkens & Gilchrist, a Professional Corporation, counsel to Group, addressing the matters set forth in EXHIBIT D attached hereto, which opinion shall be acceptable to Target and its counsel.

                                  ARTICLE VIII
                        CONDITIONS TO GROUP'S OBLIGATIONS

         The obligations of Group under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Group) on or prior to the Closing Date of all of the following conditions:

         8.1 Truth of Representations and Warranties. The representations and warranties of Target, Seller and Smith contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date. Seller, Target and Smith shall have delivered to Group on the

Closing Date a certificate executed by an authorized officer of Target, Seller and Smith, dated the Closing Date, to such effect.

         8.2 Performance of Agreements. Each and all of the agreements and covenants of Target, Seller and Smith to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects. Seller, Target and Smith shall have delivered to Group a certificate of Seller and Smith, an authorized officer of Target, Seller and Smith, dated the Closing Date, to such effect. The certificates of Target, Seller and Smith shall also evidence the incumbency of all officers of Target and Seller executing any documents in connection with the Closing.

         8.3 No Litigation Threatened. No action or proceedings shall have been instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby. Seller, Target and Smith shall have delivered to Group a certificate of Smith, an authorized officer of Target and Seller, dated the Closing Date, to such effect to the best knowledge of such officers and Smith.

         8.4 Consents. All governmental and third party consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including without limitation each of the consents and approvals from Target's lenders and the consents referred to on
SCHEDULE 4.4 attached hereto shall have been obtained. Group shall have received the approval of its Board of Directors to consummate the transactions contemplated hereby.

         8.5 Legal Opinion. Target and Seller shall have delivered to Group the opinion of McLean & Sanders, counsel to Target, addressing the matters set forth in EXHIBIT E attached hereto, which opinions shall be acceptable to Group and its counsel.

         8.6 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Group and its counsel, and Group shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                   ARTICLE IX
                      COVENANTS OF TARGET, SELLER AND SMITH

         Target, Seller and Smith hereby covenant and agree with Group as follows:

         9.1 Cooperation. Target, Seller and Smith shall use their reasonable best efforts to cooperate with Group to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Target, Seller and Smith to effect the transactions contemplated hereby. Target, Seller and Smith shall otherwise use their reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which they have control to be satisfied. Target, Seller and Smith further agree to deliver to Group prompt written notice of any event or condition known to or discovered by Target, Seller or Smith, which if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Target, Seller or Smith contained herein being untrue in any material respect.

         9.2 Conduct of Business. Except as Group may otherwise consent to in writing, between the date hereof and the Closing Date, Target shall (i) conduct the Business only in the ordinary course, (ii) use its reasonable efforts to keep available the services of Target's employees and maintain Target's current relationships with licensors, suppliers, lessors, distributors, customers, clients and others, (iii) maintain, consistent with past practice and good business judgment, all of Target's assets in customary repair, order and condition, ordinary wear and tear excepted, and insurance upon all of its assets used in the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, to the extent available at current premiums, and (iv) maintain its Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice.

         9.3 Negative Covenants of Target and Seller. From and after May 31, 1998 and through the Closing Date and except with the specific prior written consent of Group, Target and Seller covenant and agree as follows:

                  9.3.1 Target shall not sell, transfer or dispose of any of its assets other than in the ordinary course of business; provided, however, that any sale, transfer or disposition of any of its assets in the ordinary course of business shall not exceed assets valued at more than $10,000 in the aggregate and shall not be made to any of Seller.

                  9.3.2 Target shall not make any distributions or dividends of cash or other property to Seller or issue or agree to issue any additional shares of its capital stock.

                  9.3.3 Target shall not make, declare or pay any bonuses to any of the officers or directors of Target or other payments to such persons not in the ordinary course of business.

                  9.3.4 Target shall not grant an Encumbrance (except a Permitted Encumbrance) on any of the assets of Target or allow any such Encumbrance (except a Permitted Encumbrance) to occur or to be created.

                  9.3.5 Except in the ordinary course of business, Target shall not acquire any tangible properties or assets.

                  9.3.6 Except in the ordinary course of business, Target shall not enter into any employment and/or any independent contractor agreements relating to services to be rendered in connection with the Business or any of their assets.

                  9.3.7 Except in the ordinary course of business, Target shall not amend, modify or terminate any of its Contracts or other agreements.

                  9.3.8 Target shall not enter into any undertaking with respect to the operation of its assets or the Business except in the ordinary course of business and consistent with past practices.

                  9.3.9 Seller shall not sell, transfer or dispose of any of the Target Stock or grant or allow an Encumbrance thereon.

         9.4 Exclusive Dealing. During the period from the date of this Agreement to the Final Termination Date (as defined in SECTION 12.1.2), Target and Seller shall not take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to any Person other than Group, concerning (i) the sale, transfer or disposal of all or any material part of the assets of Target, (ii) a merger or conversion of Target, (iii) the issuance, sale, transfer or disposal of any equity interest in Target, or (iv) any similar transaction involving Target or Seller (collectively, a "Prohibited Transaction"). Target and Seller shall immediately notify Group of any inquiries or proposals made by any Person other than Group with respect to a Prohibited Transaction. Prior to the Final Termination Date, Target and Seller shall not enter into any definitive agreements with respect to any Prohibited Transaction.

         9.5 Review of the Assets. Target and Seller agree that Group may, prior to the Closing Date, through its representatives, review (i) the assets and liabilities of Target, (ii) the complete working papers of the certified public accountants of Target used in their preparation of financial statements for Target, and (iii) the Books and Records of Target and otherwise review the financial and legal condition of Target as Group or its representatives deem necessary or advisable to familiarize itself or themselves with the Business and related matters; such review shall not, however, affect the representations and warranties made by Target and Seller hereunder or the remedies of Group for breaches of those representations and warranties. Such review and inspection shall occur only during normal business hours upon reasonable notice by Group. Target shall permit Group and its representatives to have, after the execution of this Agreement, full access to those employees of Target who can furnish Group with financial and operating data and other information with respect to the Business as Group shall from time to time reasonably request.

         9.6 Consents. Target and Seller covenant to obtain as soon as practicable after execution of this Agreement all governmental and third party consents and approvals necessary to permit the performance of their respective obligations to consummate the transactions contemplated by this Agreement.

         9.7 Further Assurances. At any time or from time to time after the Closing Date, Target and Seller shall, at the reasonable request of Group and at Group's expense, execute and deliver any further instruments or documents and take all such further action as Group may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.

                                    ARTICLE X
                               COVENANTS OF GROUP

         Group hereby covenants and agrees with Target, Seller and Smith as follows:

         10.1 Cooperation by Group. Group will use its reasonable best efforts, and will cooperate with Target, Seller and Smith, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Group to effect the transactions contemplated on its part hereby, and Group will otherwise use its reasonable best efforts to cause and consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Group further agrees to deliver to Target prompt written notice of any event or condition known to or discovered by Group, which if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations or warranties of Group contained herein being untrue in any material respect.

         10.2 Books and Records; Personnel. At all times after the Closing Date, Group shall allow Seller, upon reasonable advance notice to Group, access to all Books and Records of Target, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, tax returns or audits, or reports to or filings with governmental agencies, during normal working hours at Group's principal place of business or at any location where such Books and Records are stored, and Seller shall have the right, at Seller's sole cost, to make copies of any such Books and Records.

         10.3 Further Assurances. At any time or from time to time after the Closing Date, Group shall, at the request of Seller and at Seller's expense, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.

         10.4 Consents. Group covenants to obtain as soon as practicable after the execution of this Agreement all governmental and third party consents and approvals necessary to permit the performance of its obligation to consummate the transactions contemplated by this Agreement.

                                   ARTICLE XI
                                   THE CLOSING

         11.1 Time and Place. Subject to the satisfaction or waiver of all conditions on the part of each party hereto to consummate the transactions contemplated hereby, the closing of the transactions contemplated by this Agreement (the "Closing") will occur at 10:00 a.m. Dallas, Texas time at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202, or at such other time, at such other place or on such other date as the parties hereto may mutually agree (the "Closing Date").

         11.2 Obligations of Target, Seller and Smith. At the Closing, Target, Seller and Smith, as applicable, shall execute (as applicable) and deliver to Group, against Group's execution (as applicable) and delivery of the items specified in SECTION 11.3, the following:

                  11.2.1 the Employment Agreement;

                  11.2.2 the Target Interests together with all necessary stock powers, assignments and transfers in favor of Group duly signed by Seller;

                  11.2.3 certified copies of the Articles of Incorporation, Bylaws and Good Standing and Existence Certificates of Target;

                  11.2.4 the Waiver by Kilgore First National Bank (the "Bank") of the default by Target on the loan Target holds with the Bank, as provided in the loan agreement dated as of September 19, 1995;

                  11.2.5 all Books and Records, memoranda, data and other documents related to the assets of Target and the Business, including all Contracts and Leases of Target;

                  11.2.6 the certificates required by SECTIONS 8.1, 8.2 and 8.3;

                  11.2.7 any consents required by SECTION 4.4;

                  11.2.8 the legal opinion as required by SECTION 8.5;

                  11.2.9 evidence of any necessary governmental or third party consents or approvals as required by SECTIONS 8.4 and 9.6;

                  11.2.10 resignations of existing directors of Target;

                  11.2.11 any signature cards, account agreement amendments and other documents, if and to the extent requested by Group, that are necessary to change the persons authorized to withdraw funds or investments from any and all bank, brokerage, savings and investment accounts of Target; and

                  11.2.12 such other instruments, documents and certificates in form and substance reasonably satisfactory to Group, as Group shall have reasonably required.

         11.3 Group's Obligations. At the Closing, Group shall execute (as applicable) and deliver to Seller, Target and Smith, as applicable, against execution (as applicable) and delivery by Seller, Target and Smith, as applicable, of the items specified in SECTION 11.2, the following:

                  11.3.1 evidence of Smith's appointment as President, Chief Operations Officer of Group, and as a director of Group;

                  11.3.2 certificates representing the Group Stock to be issued to Seller and Smith as a portion of the Target Purchase Price, as it may be adjusted, pursuant to ARTICLE III;

                  11.3.3 the Employment Agreement;

                  11.3.4 evidence of any necessary governmental or third party consents or approvals as required by SECTIONS 7.4 and 10.4;

                  11.3.5 the certificates required by SECTIONS 7.1, 7.2 and 7.3;

                  11.3.6 the legal opinion required by SECTION 7.6; and

                  11.3.7 such other instruments, documents and certificates in form and substance reasonably satisfactory to Target and Seller, as they shall have reasonably required.


                                   ARTICLE XII
                                   TERMINATION

         12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date as follows:

                  12.1.1 by the mutual written consent of Group and Target;

                  12.1.2 unilaterally by Group, on one hand, or by Target, on the other hand, in writing, without liability on the part of the terminating party on account of such termination (provided the terminating party is not otherwise in material default or breach of this Agreement, or has failed or refused to close without justification hereunder), if the Closing Date shall not have occurred on or before 5:00 p.m. Central Standard Time on August 30, 1998 ("Final Termination Date"); provided, however, that Group may unilaterally extend the Final Termination Date by 30 days upon the payment to Seller of a fee of $10,000 (the "Extension Fee"); provided further, however, that if all necessary consents and approvals to be obtained by Target and Seller have not been obtained by August 30, 1998, the Final Termination Date automatically shall be extended until all such consents and approvals have been obtained but in no event later than September 30, 1998;

                  12.1.3 unilaterally by Group, on one hand, or by Target and Seller, on the other hand, in writing, without prejudice to other rights and remedies which the terminating party may have (provided the terminating party is not otherwise in material default or breach of this Agreement, or has failed or refused to close without justification hereunder), if the other party shall (i) materially fail to perform its covenants or agreements contained herein required to be performed prior to the Closing Date, or (ii) materially breach or have breached any of its representations or warranties contained herein.

         12.2 Remedies Upon Default or Failure to Close.

                  12.2.1 If Group shall default in the performance of its obligations under this Agreement, and shall for this reason be unable to consummate this Agreement on the Closing Date in accordance with the terms hereof, and provided that neither Target, Seller nor Smith are then in material default of any of their respective obligations hereunder, Target, Seller and Smith shall be entitled (i) to waive any such default by Group and to require Group through specific performance (which Group acknowledges to be an appropriate remedy) to consummate the sale in accordance with the terms of this Agreement, or (ii) to terminate this Agreement by written notice to Group; provided, however, that Group shall have a period of ten (10) days following written notice from Target, Seller and Smith to cure any breach of this Agreement, if such breach is curable. The avail ability of specific performance shall be in addition to any other remedies or claims for damages Target, Seller or Smith may have at law or in equity for breaches or defaults by Group of its obligations hereunder.

                  12.2.2 If Target, Seller or Smith shall default in the performance of their respective obligations under this Agreement and shall for that reason be unable to consummate this Agreement on the Closing Date in accordance with the terms hereof, and if Group is not then in material default of any of its obligations hereunder, Group shall be entitled either (i) to waive any such defaults by Target, Seller or Smith and to require Target, Seller and Smith through specific performance (which Target, Seller and Smith acknowledge to be an appropriate remedy) to consummate the sale in accordance with the terms of this Agreement, or (ii) to terminate this Agreement by written notice to Target, Seller and Smith; provided, however, that Target, Seller and Smith shall have a period of ten (10) days following written notice from Group to cure any breach of this Agreement, if such breach is curable. The availability of specific performance shall be in addition to any other remedies or claims for damages Group may have at law or in equity for breaches or defaults by Target, Seller or Smith of their respective obligations hereunder.

         12.3 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for (i) the obligations under SECTION 12.2 hereof and (ii) the obligations set forth in the next succeeding sentence of this SECTION 12.3. Upon any termination of this Agreement, each party hereto will redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.

                                  ARTICLE XIII
                          SURVIVAL AND INDEMNIFICATION

         13.1 Indemnification of Seller. Group shall indemnify and hold Seller and its Affiliates (the "Seller Indemnitees") harmless from and against any and all damages, including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by Seller Indemnitees as a result of, caused by, arising out of, or in any way relating to (i) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Group under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to Target, Seller or Smith by Group pursuant to the terms of this Agreement, or (ii) any liability or obligation (other than those for which the Group Indemnitees are being indemnified for under SECTIONS 13.2 hereof) that pertains to the ownership, operation or conduct of the Business or assets of Target arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date.


         13.2     Indemnification of Group by Seller and Smith.

                           13.2.1 Seller and Smith, jointly and severally, shall
                  indemnify and hold Group and its Affiliates (the "Group Indemnitees") harmless from and against any and all Damages suffered by the Group Indemnitees as a result of, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, nonfulfillment of any agreement or covenant on the part of Target, Seller or Smith under this Agreement, or any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Group by Target or Seller pursuant to the terms of this Agreement.

                           13.2.2 If Seller, Smith or Target become obligated to
                  pay any amount exceeding $232,720 and the amount allowed under
                  SECTION 13.9 pursuant to the Non-Competition Agreement, as amended, by and between Dick Davis and General Electrodynamics Corporation, dated as of September 19, 1995 (the "Non-Competition Agreement"), or if the timing of the payments is accelerated to a time sooner than the existing payment schedule in the Non-Competition Agreement, Seller and Smith, jointly and severally, shall indemnify and hold the Group Indemnitees harmless from and against any and all Damages suffered by the Group Indemnitees as a result of, caused by, arising out of, or in any way relating to the excess in payment over $232,720 and the amount allowed under SECTION
                  13.9 or any acceleration of such payments. Furthermore, Group shall only be required to remit payments under the Non-Competition Agreement to Dick Davis in accordance with the payment schedule as set forth in the Non-Competition Agreement, and shall not be responsible for making any payments in connection with the Non-Competition Agreement on an accelerated basis. If Group or GEC is required by a final judgment to remit payments under the Non-Competition Agreement to Dick Davis on an accelerated basis, the collections of up to $300,000 from Government Contracts owed to Smith under the Employment Agreement shall be paid according to the payment schedule set forth in the Non-Competition Agreement.

         13.3 Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

         13.4 Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party, having used its reasonable best efforts in resolution. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within 15 days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

         13.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. If the indemnifying party has not chosen to contest a Claim, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim at no cost or expense to the indemnified party.

         13.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons.

         13.7 Payment of Damages. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five (5) days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final nonappealable judgment of a court of competent jurisdiction.

         13.8 Survival of Representations and Warranties. The representations and warranties contained in ARTICLES IV, V, and VI of this Agreement and the covenants and indemnities contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for the maximum period allowed by law.

         13.9 Limitations on Amount. Except as otherwise provided in SECTION 13.2.2, the indemnifying party will have no liability (for indemnification or otherwise) until the total of all Damages exceeds $50,000, and then only for the amount by which such Damages exceed $50,000. However, this SECTION 13.9 will not apply to any breach of any of the indemnifying party's representations and warranties of which such party had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the indemnifying party of any covenant or obligation, and the indemnifying party will be liable for all Damages with respect to such breaches.

                                   ARTICLE XIV
                                  MISCELLANEOUS

         14.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by facsimile, as follows:

                  If to Target, Seller or Smith, addressed to:

                           General Electrodynamics Corporation
                           4828 Lakeside Drive
                           Colleyville, Texas 76034
                           Attention:  Thomas J. Smith
                           Facsimile: (817) 572-0373

                  with a copy to:

                           McLean & Sanders
                           100 Main Street
                           Fort Worth, Texas 76102-3090
                           Facsimile: (817) 870-2265

                  If to Group, addressed to:

                           Aviation Group, Inc.
                           700 North Pearl, Suite 2170
                           Dallas, Texas 75201
                           Attention:  Mr. Lee Sanders
                           Facsimile: (214) 922-9242

                  with a copy to:

                           Jenkens & Gilchrist
                           1445 Ross Avenue, Suite 3200
                           Dallas, Texas  75202-2799
                           Attention:  Mr. Daryl B. Robertson
                           Facsimile:  (214) 855-4300

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

         14.2 Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction).

         14.3 Entire Agreement; Amendments and Waivers. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.


         14.4 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         14.5 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Group, Target and Seller, as applicable, shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions, but all of the remaining provisions of this Agreement shall remain in full force and effect.

         14.6 Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         14.7 Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

         14.8 Publicity. Except as otherwise required by applicable laws or regulations, Target, Seller and Group agree to not issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other parties hereto to the contents and the manner of presentation and publication thereof.

         14.9 Closing Costs. Each party is responsible for his or her own costs arising out of this Stock Purchase Agreement and any related transactions (the "Closing Costs").

         IN WITNESS WHEREOF, each of the parties hereto has caused this Stock Purchase Agreement to be executed on its or his behalf as of the date first above written.


                                     GROUP:

                                     AVIATION GROUP, INC.



                                     By: /s/ RICHARD L. MORGAN
                                        ---------------------------------------
                                             Richard L. Morgan, Executive
                                             Vice President


                                     TARGET:

                                     GENERAL ELECTRODYNAMICS
                                      CORPORATION



                                     By: /s/ THOMAS J. SMITH
                                        ---------------------------------------
                                     Name:   Thomas J. Smith
                                          -------------------------------------
                                     Title:  President
                                           ------------------------------------

                                     SELLER:

                                     OMEGA MANAGEMENT CORPORATION


                                     By:  /s/ THOMAS J. SMITH
                                        ---------------------------------------
                                              Thomas J. Smith

                                     SMITH:

                                          /s/ THOMAS J. SMITH
                                     ------------------------------------------
                                              Thomas J. Smith